Exhibit 1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains "forward-looking" statements regarding China Dredging's operating results and business prospects that involve substantial risks and uncertainties. You can identify some of these forward-looking statements by words or phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "future," "intend," "likely to," "may," "plan," "project," "potential," "predict," "should," "scheduled to," "target," "will," "would," or similar words, as well as statements in the future tense, in connection with any discussion of future operating or financial performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of China Dredging, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to: continued public spending on PRC marine infrastructure; our ability to manage costs under our fixed-price contracts; our ability to maintain our concentrated customer base; the variable billing and payment cycles associated with our milestone contracts; our ability to maintain adequate working capital; our ability to expand our dredging fleet; unexpected adjustments or cancellations to our backlog; our ability to meet schedule requirements in our contracts; the significant competition in the markets in which we operate; our ability to attract and retain qualified personnel, including executive officers; extensive regulations of our business in the PRC; and political and economic policies of the Chinese government. Additional information and discussion of these risks, uncertainties, and other factors can be found in China Dredging's Annual Report on Form 20-F for the year ended December 31, 2011 and other filings by China Dredging with the U.S. Securities and Exchange Commission.

The forward-looking statements contained herein are made only as of the date hereof and China Dredging does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere herein.  The following discussion and analysis contains forward-looking statements that involve risks and uncertainties.  Our actual results and the timing of selected events could differ materially from those anticipated, believed, estimated or otherwise indicated.  See “Forward-Looking Statements.” Unless otherwise indicated, all results are in US dollars, are derived from our consolidated financial statements included herein, and reflect rounding for clarity of presentation.

Unless the context otherwise requires, “we,” “us,” “our company,” “our” and “China Dredging” refer to China Dredging Group Co., Ltd., a British Virgin Islands company, and its subsidiaries and variable interest entities.

Recent Developments

In July 2012, we did not renew two dredger lease agreements when the contracts expired, and we terminated another dredger lease. We determined that these three dredgers were not suitable for our upcoming projects, which we intend to complete with our remaining fleet. As a result, we currently have 10 dredgers in our fleet, including 6 non-self-propelling cutter suction dredgers, 2 trailer suction hopper dredgers and 2 grab dredgers.

2012 Second Quarter Operating Results

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Contract Revenue	$59,594,550	$57,224,466	$119,094,081	$107,355,835
Percentage Change	4.1%		10.9%

Contract revenue increased by $2.4 million, or 4.1% (1.7% without foreign exchange effect), to $59.6 million for the three months ended June 30, 2012, compared to $57.2 million for the same period of 2011.  Contract revenue increased by $11.7 million, or 10.9% (7.4% without foreign exchange effect), to $119.1 million for the six months ended June 30, 2012, compared to $107.4 million for the same period of 2011. The increased contract revenue primarily resulted from the increase of our dredging volume and unit construction price, which is a price negotiated with the contractor for each specific project. We completed 32.8 million and 65.2 million cubic meters of dredging volume for the three and six months ended June 30, 2012, respectively, as compared to 31.9 million and 60.4 million cubic meters for the three and six months ended June 30, 2011, representing increases of 2.7% and 8.0%, respectively, in dredging volume. In addition, the unit construction price per cubic meter increased by $0.03, or 1.7% (-1.0% without foreign exchange effect), to $1.82 for the three months ended June 30, 2012 from $1.79 for the same period of 2011, and increased by $0.05, or 2.8% (-0.6% without foreign exchange effect), to $1.83 for the six months ended June 30, 2012 from $1.78 for the same period of 2011.  The increase was primarily due to an increase of demand for our dredging services and general market conditions.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Gross Profit	$32,021,439	$32,277,577	$63,498,852	$61,368,982
Gross Profit Margin	53.7%	56.4%	53.3%	57.2%

Gross profit decreased by $0.3 million, or 0.8% (3.0% without foreign exchange effect), to $32.0 million for the three months ended June 30, 2012, compared to $32.3 million for the same period of 2011.  Gross profit increased by $2.1 million, or 3.5% (0.2% without foreign exchange effect), to $63.5 million for the six months ended June 30, 2012, compared to $61.4 million for the same period of 2011.  Our cost of contract revenue for three months ended June 30, 2012 increased by $2.6 million, or 10.5% (7.9% without foreign exchange effect), to $27.6 million, from $24.9 million for the same period of 2011.  Our cost of contract revenue for six months ended June 30, 2012 increased by $9.6 million, or 20.9% (16.9% without foreign exchange effect), to $55.6 million, from $46.0 million for the same period of 2011.  As a percentage of revenue, our cost of contract revenue increased from 43.6% for the three months ended June 30, 2011 to 46.3% for the same period of 2012, and it increased from 42.8% for the six months ended June 30, 2011 to 46.7% the same period of 2012. The increases in cost of revenue were primarily due to the increased headcount of employees and vessel leasing fee, the increasing price of consumable parts as well as the increased quantity demands for the projects. As a result, our gross profit margin decreased from 56.4% for the three months ended June 30, 2011 to 53.7% for the same period in 2012, and it decreased from 57.2% in six months ended June 30, 2011 to 53.3% for the same period of 2012.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

General and Administrative Expenses	$2,217,540	$2,201,241	$4,652,813	$4,151,924
Percentage Change	0.7%		12.1%

General and administrative expenses were $2.2 million for the three months ended June 30, 2012 and 2011.  General and administrative expenses increased by $0.5 million, or 12.1%, from $4.2 million for the six months ended June 30, 2011 to $4.7 million for the same period of 2012, which was primarily attributable to an increase in other taxes, such as business tax levied in the PRC based on revenue.  General and administrative expenses as a percentage of revenue were 3.7% and 3.8% for the three months ended June 30, 2012 and 2011 and 3.9% for both the six months ended June 30, 2012 and 2011.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Gain on Obligation under Make-Good Escrow	$-	$6,135,280	$-	$12,433,807
Loss on Derivative	$(728,720)	$(5,461,731)	$(921,677)	$(5,484,583)

For the three and six months ended June 30, 2012, we had $0.7 million and $0.9 million, respectively, in net losses from the reductions of estimated obligations to investors that had been incurred as a result of our private placement conducted in the fourth quarter 2010, or our 2010 Private Placement, as compared to net gains of $0.7 million and $6.9 million, respectively, for the same periods of 2011. The gain on obligation under the make-good escrow related to our meeting earnings targets both in 2010 and 2011, resulting in release of the contingent liability and a resulting gain, which significantly impacted our other income (expense) for the three and six months ended June 30, 2011. There is no such gain or loss in 2012 as the make-good escrow expired on December 31, 2011. The loss on derivative related to the fair value adjustment to the embedded derivatives in our Preferred Shares issued in our 2010 Private Placement. These gains or losses have no income tax effect.

Taxable income decreased by 0.7% and increased by 3.1% for the three and six months ended June 30, 2012, compared to the same periods of 2011. Income tax expense decreased by $0.1 million, or 0.7%, to $7.5 million for the three months ended June 30, 2012, compared to $7.6 million for the same period of 2011.  Income tax expense increased by $0.4 million, or 3.0%, to $14.9 million for the six months ended June 30, 2012, compared to $14.4 million for the same period of 2011.  The applicable income tax was 25%, which was effective on January 1, 2008 in the PRC.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Income	$21,723,917	$23,287,352	$43,392,735	$49,934,966
Percentage Change	-6.7%		-13.1%
Earnings per Diluted Ordinary Share	$0.35	$0.37	$0.69	$0.80

As a result of the foregoing, our net income decreased by $1.6 million, or 6.7% (8.6% without foreign exchange effect), to $21.7 million for the three months ended June 30, 2012, compared to $23.3 million for the same period of 2011.  Our net income decreased by $6.5 million, or 13.1% (15.8% without foreign exchange effect), to $43.4 million for the six months ended June 30, 2012, compared to $49.9 million for the same period of 2011.

As of June 30, 2012, we had cash of $158.4 million, total current assets $204.9 million, total assets of $322.9 million, total current liabilities of $23.4 million, no non-current liabilities, and a balance to Class A Preferred Shares of $50.0 million. We had a positive operating cash flow for the six months ended June 30, 2012 of $47.3 million, primarily attributable to the decrease in accounts receivable and prepaid expenses.

Liquidity and Capital Resources

As of June 30, 2012, we had cash of $158.4 million, an increase of $46.0 million from December 31, 2011. Our current assets totaled $204.9 million as of June 30, 2012 while our current liabilities totaled $23.4 million. We have financed our activities to date primarily through cash generated from operating activities and private placements of our securities.  Between October 2010 to December 2010, we completed multiple closings of our 2010 Private Placement and received net proceeds of approximately $46.4 million, which substantially increased our cash balance and strengthened our liquidity position. We believe that our available working capital will be sufficient to maintain our operations at the current level for at least the next 12 months.

As part of our efforts to expand our dredging capacity, we are continuing to actively explore opportunities to expand our fleet. Our capital expenditures have historically related primarily to the acquisition of dredgers. As of December 31, 2011 and 2010, we had acquired dredgers for $71.9 million and $54.2 million, respectively.  As of December 31, 2011 and 2010, we had capital commitments of $50.0 million and $29.1 million, respectively, payable until May 2013 for the acquisition of two new dredgers. In January 2011, we acquired a non-self-propelling cutter suction dredger that we had previously leased for a purchase price of $13.6 million. The aggregate rental deposit of $5.2 million we had previously paid was deducted from the vessel purchase price when we acquired the vessel, and we paid the balance of $8.4 million with a portion of the proceeds from our 2010 Private Placement. $7.3 million of this balance had been paid as a deposit prior to December 31, 2010 and removed from cash and current assets. Only the remaining $1.1 million had to be paid from existing balances. In May 2011, we entered into an agreement to purchase a new non-self-propelling cutter suction dredger for approximately $41.0 million (RMB260 million). We paid approximately $20.5 million of this construction price with proceeds from our 2010 Private Placement and cash generated from operations. The remaining $20.5 million is payable upon the completion of certain construction milestones, which we expect will be achieved by December 2012. In addition, approximately $0.1 million of the purchase price will be withheld as quality earnest money payable after a one-year warranty period. In July 2012, we did not renew two dredger lease agreements when the contracts expired, and we terminated another dredger lease. We determined that these three dredgers were not suitable for our upcoming projects, which we intend to complete with our remaining fleet.

We intend to use the remaining proceeds from our 2010 Private Placement to further expand our fleet. In the event that we are unable to fund our planned fleet expansion in a timely manner, we intend to use cash generated from operating activities and pursue alternative sources of financing, such as loan facilities from financial institutions. As of the date of this document, we have no arrangements in place for such alternative sources of financing, which may not be available to us on reasonable terms, if at all.

The following table presents a comparison of our cash flows and beginning and ending cash balances during the six months ended June 30, 2012 and 2011. The amounts in the three categories of cash flows do not equal to the total changes for the periods because of exchange rate effects:

	For the Six Months Ended June 30,
	2012	2011
Cash flows provided by operating activities	$47,296,699	$42,457,539
Cash flows used in investing activities	-	(28,237,572)
Cash flows provided by/(used in) financing activities	1,006	(983,702)
Net increase in cash	47,297,705	13,236,265
Cash at beginning of period	112,409,544	88,532,472
Cash at end of period	$158,421,471	$103,626,928

Under our current corporate structure, Fujian WangGang Dredging Construction Co., Ltd. (“Fujian WangGang”) is obligated to pay Fujian Service a management fee of RMB1 million and in return is entitled to 100% of the net profits (i.e., after all taxes and expenses) of Fujian Service determined under PRC accounting rules.

We or our subsidiaries will be providing capital to Fujian Service with proceeds from our equity transactions.  We may decide to provide some or all of this capital in the form of intercompany loans.

In the future, cash generated by Fujian Service will be moved to the other companies by a combination of the repayment of intercompany loans owed to us or other subsidiaries, or by payment to Fujian WangGang of all or part of the 100% of net profits (i.e., after all taxes and other expenses) of Fujian Service determined under PRC accounting rules to which Fujian WangGang is entitled under the Contracted Management Agreement. Under PRC laws and regulations, Fujian Service is also required to set aside each year 10% of its net profits, based on PRC accounting standards, in order to fund a statutory surplus reserve until the accumulated amount of such reserve reaches 50% of its registered capital. This reserve is not distributable as dividends except in the event of liquidation of Fujian Service. Consequently, distribution of the net profits to which Fujian WangGang is entitled are subject to the 10% PRC statutory surplus reserve requirements each year, which must remain invested in Fujian Service indefinitely unless Fujian Service is liquidated.

When Fujian WangGang receives profit distributions and proceeds from the repayment of loans to Fujian Service, Fujian WangGang can make intercompany loans to other group members within the PRC or declare and pay dividends to China Dredging HK.  Similarly, China Dredging HK can make loans to other group members or declare and pay dividends to us.

We intend to retain most, if not all, of our available funds and earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. We have never declared or paid any cash dividends on our ordinary shares or Preferred Shares. Our board of directors has significant discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial position, contractual restrictions, BVI and PRC laws, and other factors deemed relevant by our board of directors.

Cash Flow Provided by Operating Activities

The following table sets forth information regarding our cash provided by operating activities for the periods indicated:

	For the Six Months Ended June 30,
	2012	2011
Net income	$43,392,735	$49,934,966
Adjustments to reconcile net income to net cash provided by operating activities
Add: depreciation expense	3,683,983	3,509,896
Gain on obligation under "Make-Good Escrow"	-	(12,433,807)
Loss on derivative	921,677	5,484,583
Changes in operating assets and liabilities:
Accounts receivable	3,309,205	(3,858,493)
Cost and estimated earnings in excess of billings on contracts in progress	(5,749,657)	(6,539,230)
Other receivables	(291)	(1,090)
Prepaid expenses	4,749,940	-
Inventories	(1,352,935)	(292,991)
Accounts payable	-	1,902,762
Income taxes payable	(712,176)	2,646,634
Accrued liabilities and other payables	(945,782)	2,104,309
Net cash provided by operating activities	$47,296,699	$42,457,539

Our net cash provided by operating activities was $47.3 million in the six months ended June 30, 2012 (the six months ended June 30, 2011: $42.5 million). The net cash provided from operating activities in the six months ended June 30, 2012 was provided primarily by net income of $43.4 million (the six months ended June 30, 2011: $49.9 million). Adjustments for non-cash charges from depreciation expense were $3.7 million (the six months ended June 30, 2011: $3.5 million). We record depreciation on a straight-line basis. Other adjustments for non-cash gain or charges were gain on obligation under Make-Good Escrow was nil (the six months ended June 30, 2011: $12.4 million) and loss on derivative in the amount of $0.9 million (in the six months ended June 30, 2011: $5.5 million). The gain on obligation under Make-Good Escrow relates to our meeting earnings targets resulting in release of the contingent liability and a resulting gain. The loss on derivative relates to the fair value adjustment to the embedded derivatives in our Preferred Shares issued in our 2010 Private Placement.

Net income after non-cash gains or charges equaled $48.0 million (the six months ended June 30, 2011: $46.5 million).

In the six months ended June 30, 2012, we collected $157.4 million (the six months ended June 30, 2011: $83.7 million) from customers even though revenue was $119.1 million (the six months ended June 30, 2011: $107.4 million). This primarily reflected a decrease in accounts receivable of $3.3 million (the six months ended June 30, 2011: increase of $3.9 million), primarily due to the completion and final settlement of several projects immediately prior to the period-end date. This also reflected an increase in cost and estimated earnings in excess of billings on contracts in progress of $5.7 million (the six months ended June 30, 2011: $6.5 million).

In the six months ended June 30, 2012, we paid $15.6 million (the six months ended June 30, 2011: $11.8 million) in income tax while our income tax expense was $14.9 million (the six months ended June 30, 2011: $14.4 million). This primarily reflected an increase of $0.7 million (the six months ended June 30, 2011: decrease of $2.6 million) in income taxes payable. Since our income tax expense increased in 2011 compared to 2010, we did not have to settle a portion of the increase until after period end.

Cash Flow Used in Investing Activities

	For the Six Months Ended June 30,
	2012	2011
Deposits paid for dredgers	$-	$(14,098,320)
Changes in security deposits	-	(12,259,409)
Payment of purchases of property, plant and equipment	-	(1,879,843)
Net cash used in investing activities	$-	$(28,237,572)

In the six months ended June 30, 2012, we did not have investing activities while in the same period of 2011, we paid $14.1 million as a deposit for building of a dredger and a net payment of $12.3 million as security deposits for leasing of additional dredgers. Also in 2011, $1.1 million was used to purchase a previously-leased dredger, Xinggangjun #9 (paid by cash of $1.1 million and offset by dredger deposit of $12.8 million), and $0.8 million was used to purchase a pump for Xinggangjun #66.

Cash Flow Provided by/(Used in) Financing Activities

	For the Six Months Ended June 30,
	2012	2011
Cash paid for deferred offering expenses	$-	$(983,702)
Advance from a shareholder	1,006	-
Net cash provided by/(used in) financing activities	$1,006	$(983,702)

In the six months ended June 30, 2012, $1,006 was advanced from a shareholder. In the six months ended June 30, 2011, our use of $1.0 million for deferred offering expenses primarily related to our 2010 Private Placement and related public offering efforts.

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN US DOLLARS)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash	$158,421,471	$112,409,544
Accounts receivable	23,478,578	27,020,183
Cost and estimated earnings in excess of billings on contracts in progress	19,595,364	14,008,972
Prepaid expenses	-	4,767,072
Inventories	3,374,289	2,048,158
Other receivables	3,621	3,364
Total current assets	204,873,323	160,257,293

Other assets
Prepaid dredger deposits	22,823,862	23,038,180
Security deposits	48,418,070	48,872,718
Property, plant and equipment, net	46,777,556	51,131,051
Total other assets	118,019,488	123,041,949

Total assets	$322,892,811	$283,299,242

Liabilities and equity
Liabilities
Current liabilities
Accounts payable	$3,619,025	$3,653,008
Advance from a shareholder	1,006	-
Advance from related companies	13,536	13,664
Income tax payable	7,510,272	8,295,538
Accrued liabilities and other payables	3,070,387	4,045,227
Derivative liability	9,201,504	8,279,827
Total current liabilities	23,415,730	24,287,264
Total liabilities	23,415,730	24,287,264

Class A Preferred Shares, no par value; 25,000,000 shares authorized; 10,012,987 shares issued and outstanding (liquidation preference $50,064,935, less $0 discount) as of June 30, 2012 and December 31, 2011	50,064,935	50,064,935

Shareholders' equity
Ordinary shares, no par value; 225,000,000 shares authorized; 52,677,323 shares issued and outstanding as of June 30, 2012 and December 31, 2011	-	-
Statutory reserves	15,386,316	15,386,316
Additional paid-in capital	79,185,284	79,185,284
Retained earnings	141,951,831	98,559,096
Accumulated other comprehensive income	12,888,715	15,816,347
Total shareholders' equity	249,412,146	208,947,043

Total liabilities and equity	$322,892,811	$283,299,242

See accompanying notes to the consolidated financial statements.

1

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN US DOLLARS)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Contract revenue	$59,594,550	$57,224,466	$119,094,081	$107,355,835

Cost of contract revenue, including depreciation of $1,836,678 and $1,781,374 for the three months ended June 30, 2012 and 2011, respectively, and $3,683,238 and $3,509,175 for the six months ended June 30, 2012 and 2011, respectively	(27,573,111)	(24,946,889)	(55,595,229)	(45,986,853)

Gross profit	32,021,439	32,277,577	63,498,852	61,368,982

General and administrative expenses	(2,217,540)	(2,201,241)	(4,652,813)	(4,151,924)

Income from operations	29,803,899	30,076,336	58,846,039	57,217,058

Other income/(expense):
Interest income	182,678	122,927	331,085	195,055
Gain on exchange difference, net	-	-	1,124	-
Gain on obligation under "Make-Good Escrow"	-	6,135,280	-	12,433,807
Loss on derivative	(728,720)	(5,461,731)	(921,677)	(5,484,583)

Total other (expense)/income	(546,042)	796,476	(589,468)	7,144,279

Income before income taxes	29,257,857	30,872,812	58,256,571	64,361,337

Income tax expense	(7,533,940)	(7,585,460)	(14,863,836)	(14,426,371)

Net income	21,723,917	23,287,352	43,392,735	49,934,966

Accretion of discount on Class A Preferred Shares	-	(400,519)	-	(6,135,012)

Net income attributable to ordinary shareholders	$21,723,917	$22,886,833	$43,392,735	$43,799,954

Earnings per ordinary share
- Basic	$0.41	$0.43	$0.82	$0.83

- Diluted	$0.35	$0.37	$0.69	$0.80

Weighted average number of ordinary shares outstanding
- Basic	52,677,323	52,677,323	52,677,323	52,677,323

- Diluted	62,690,310	62,690,310	62,690,310	62,690,310

See accompanying notes to the consolidated financial statements.

2

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(IN US DOLLARS)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income attributable to ordinary shareholders	$21,723,917	$22,886,833	$43,392,735	$43,799,954

Other comprehensive income
Foreign currency translation (loss)/gain	(2,771,628)	2,716,752	(2,927,632)	4,131,474
Total comprehensive income	$18,952,289	$25,603,585	$40,465,103	$47,931,428

See accompanying notes to the consolidated financial statements.

3

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012

(IN US DOLLARS)

	Ordinary Shares, with no Par Value					Accumulated Other	Total
	Number of		Statutory	Additional	Retained	Comprehensive	Shareholders'
	Shares	Amount	Reserves	Paid-in Capital	Earnings	Income	Equity
Balance as of December 31, 2011	52,677,323	$-	$15,386,316	$79,185,284	$98,559,096	$15,816,347	$208,947,043
Net income	-	-	-	-	43,392,735	-	43,392,735
Foreign currency translation loss	-	-	-	-	-	(2,927,632)	(2,927,632)
Balance as of June 30, 2012	52,677,323	$-	$15,386,316	$79,185,284	$141,951,831	$12,888,715	$249,412,146

See accompanying notes to the consolidated financial statements.

4

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN US DOLLARS)

	For the Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$43,392,735	$49,934,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	3,683,983	3,509,896
Gain on obligation under "Make-Good Escrow"	-	(12,433,807)
Loss on derivative	921,677	5,484,583

Changes in operating assets and liabilities:
Accounts receivable	3,309,205	(3,858,493)
Cost and estimated earnings in excess of billings
on contracts in progress	(5,749,657)	(6,539,230)
Other receivables	(291)	(1,090)
Prepaid expenses	4,749,940	-
Inventories	(1,352,935)	(292,991)
Accounts payable	-	1,902,762
Income tax payable	(712,176)	2,646,634
Accrued liabilities and other payables	(945,782)	2,104,309
Net cash provided by operating activities	47,296,699	42,457,539

Cash flows from investing activities:
Deposits paid for dredgers	-	(14,098,320)
Changes in security deposits	-	(12,259,409)
Purchase of property, plant and equipment	-	(1,879,843)
Net cash used in investing activities	-	(28,237,572)

Cash flows from financing activities:
Cash paid for deferred offering expenses	-	(983,702)
Advance from a shareholder	1,006	-
Net cash provided by/(used in) financing activities	1,006	(983,702)

Net increase in cash	47,297,705	13,236,265

Effect of exchange rate changes on cash	(1,285,778)	1,858,191
Cash at the beginning of the year	112,409,544	88,532,472
Cash at the end of the period	$158,421,471	$103,626,928

Supplemental disclosures of cash flow information:

Cash paid:
Income tax paid	$15,576,011	$11,779,737

Supplemental disclosures of non-cash transactions:

Accretion of discount on Class A Preferred Shares	$-	$6,135,012

Transfer of deposits paid for dredgers to property plant and equipment	$-	$12,633,764

See accompanying notes to the consolidated financial statements.

5

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

These interim consolidated financial statements of China Dredging Group Co., Ltd. (the “Company”) and its subsidiaries and variable interest entities (each, a “VIE,” and together with the Company and its subsidiaries, the “Group”) are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim consolidated financial statements have been included. The results reported in the consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes of the Company for the year ended December 31, 2011.

The unaudited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and VIEs in which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements of the Company have been prepared as if the existing corporate structure had been in existence throughout the periods presented and as if the reorganization had occurred as of the beginning of the earliest period presented.

(b)	Variable interest entity

The following table shows the assets and liabilities of VIEs, Wonder Dredging Engineering LLC (“Wonder Dredging”) and Fujian Xing Gang Port Service Co., Ltd. (“Fujian Service”), after eliminating the intercompany balances as of June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Wonder Dredging	Fujian Service	Wonder Dredging	Fujian Service
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$951,263	$156,871,359	$957,786	$110,535,418
Accounts receivable	-	23,478,578	-	27,020,183
Cost and estimated earnings in excess of billings on contracts in progress	-	19,595,364	-	14,008,972
Other current assets	-	3,376,907	-	6,817,900
Property, plant and equipment, net	-	46,777,556	-	51,131,051
Prepaid dredger deposits	-	2,361,089	-	2,383,260
Security deposits	-	48,418,070	-	48,872,718
	$951,263	$300,878,923	$957,786	$260,769,502

6

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(b)	Variable interest entity (…/Cont’d)

	June 30, 2012		December 31, 2011
	Wonder Dredging	Fujian Service	Wonder Dredging	Fujian Service
	(Unaudited)	(Unaudited)
LIABILITIES
Accounts payable	$-	$3,619,025	$-	$3,653,008
Income tax payable	-	7,510,272	-	8,295,538
Accrued liabilities and other payables	23	2,791,339	33	3,608,513
	$23	$13,920,636	$33	$15,557,059

The creditors of Wonder Dredging and Fujian Service do not have recourse against the general creditors of its primary beneficiary or other Group members.

The following table shows the contract revenue, cost of contract revenue, and net income/(loss) of Wonder Dredging and Fujian Service after eliminating the intercompany balances for the three and six months ended June 30, 2012 and 2011. This was the only period during the three and six months ended June 30, 2012 and 2011 for which the results of Wonder Dredging and Fujian Service were included in the consolidated Group.

	For the Three Months Ended		For the Three Months Ended
	June 30, 2012		June 30, 2011
	Wonder Dredging	Fujian Service	Wonder Dredging	Fujian Service
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenue	$-	$59,594,550	$-	$57,224,466

Cost of contract revenue	$-	$(27,573,111)	$-	$(24,946,889)

Net (loss)/income attributable to the Company	$(5,267)	$22,535,808	$(5,025)	$22,798,833

	For the Six Months Ended		For the Six Months Ended
	June 30, 2012		June 30, 2011
	Wonder Dredging	Fujian Service	Wonder Dredging	Fujian Service
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenue	$-	$119,094,081	$-	$107,355,835

Cost of contract revenue	$-	$(55,595,229)	$-	$(45,986,853)

Net (loss)/income attributable to the Company	$(4,058)	$44,485,545	$(4,444)	$43,285,565

7

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(b)	Variable interest entity (…/Cont’d)

The following table shows the condensed cash flow activities of Wonder Dredging and Fujian Service for the six months ended June 30, 2012 and 2011:

	For the Six Months Ended		For the Six Months Ended
	June 30, 2012		June 30, 2011
	Wonder Dredging	Fujian Service	Wonder Dredging	Fujian Service
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net cash (used in)/provided by operating activities	$(4,068)	$47,704,970	$(10,389)	$42,069,434
Net cash used in investing activities	-	-	-	(8,682,005)
Net cash provided by/(used in) financing activities	6,468	(94,617)	12,106	-
Net increase in cash	2,400	47,610,353	1,717	33,387,429
Effect on change of exchange rates	(8,923)	(1,274,412)	19,218	1,592,455
Cash at the beginning of the year	957,786	110,535,418	909,353	60,555,411
Cash at the end of the period	$951,263	$156,871,359	$930,288	$95,535,295

(c)	Use of estimates

The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP which requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets; valuation allowances for receivables, percentage of completion of contracts and realizable values for inventories. Accordingly, actual results could differ from those estimates.

8

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(d)	Foreign currency translation

The Company uses United States dollars (“U.S. Dollar” or “US$” or “$”) for financial reporting purposes. The subsidiaries within the Group maintain their books and records in their respective functional currency, Chinese Renminbi (“RMB”) and Hong Kong dollars (“HK$”), being the lawful currency in the PRC and Hong Kong, respectively. Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the period. The related transaction adjustments are reflected in “Accumulated other comprehensive income/(loss)’’ in the equity section of the Company’s consolidated balance sheet. A summary of exchange rate is as follows:

	June 30, 2012	December 31, 2011

Balance sheet items, except for equity accounts	RMB6.3530=$1	RMB6.2939=$1
	HK$7.7572=$1	HK$7.7663=$1

	For the Six Months Ended June 30,
	2012	2011
Items in statements of income and cash flows	RMB6.3166=$1	RMB6.5256=$1
	HK$7.7590=$1	HK7.7804=$1

	For the Three Months Ended June 30,
	2012	2011
Items in statements of income and cash flows	RMB6.3335=$1	RMB6.4774=$1
	HK$7.7592=$1	HK7.7755=$1

(e)	Cash

Cash consists of cash on hand and at banks.

(f)	Accounts receivable

Accounts receivable represent billed under the terms of contracts with customers. There is no amount related to retainage. The Group anticipates collection of all the outstanding balances within 7 to 180 days after completion reports of the contracts are issued. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing receivable. The Group provides an allowance for estimated uncollectible receivables when events or conditions indicate that amounts outstanding are not recoverable. Outstanding account balances are reviewed individually for collectability. Based on the Group’s assessment of collectability, there has been no allowance for doubtful accounts recognized for the six months ended June 30, 2012 and for the year ended December 31, 2011.

9

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(g)	Revenue recognition and cost and estimated earnings in excess of billings on contracts in progress

The Company recognizes contract revenues under the percentage-of-completion method to determine the appropriate amount to be recognized in a given period. Depending on the nature of contracts, the stage of completion is measured by reference to (a) the proportion of contract costs incurred for work performed to date to estimated total contract costs; (b) the amount of work certified by a site engineer; or (c) the completion of a physical proportion of the contract work. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Provisions for estimated losses on contracts in progress are made in the period in which they are identified. In the event that contract revenue cannot be estimated reliably, contract revenue is recognized only to the extent of contract costs incurred that are likely to be recoverable.

Cost and estimated earnings in excess of billings represent amounts of revenue earned under contracts in progress but not billed at the balance sheet date. These amounts become billable according to the contract terms, which usually consider passage of time, and/or completion of the project.

(h)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Expenditures for major additions and betterments are capitalized. Depreciation of property, plant and equipment is computed by the straight-line method over the assets estimated useful lives ranging from five to ten years. Building improvements, are amortized on a straight-line basis over the estimated useful life.

Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

The estimated useful lives of the assets are as follows:

Estimated lives
Dredgers	7.5-10
Machinery	5
Office equipment	5

Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

(i)	Impairment of long-lived assets

Based on the Group’s assessment, no triggering events for the testing of long-lived assets for impairment were identified as of June 30, 2012 and December 31, 2011.

10

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(j)	Fair value measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update “ASU 2010-06” “Fair Value Measurements and Disclosures”. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods thereafter. The Company adopted the amended fair value disclosures guidance on January 1, 2011.

The Group's financial instruments consist principally of cash, accounts receivables, cost and estimated earnings in excess of billings on contracts in progress, accounts payable and accrued liabilities. None of which are held for trading purposes. Pursuant to Accounting Standards Codification (“ASC”) Topic 820, the fair value of the Group's cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Group believes that the carrying amounts of the Group's financial instruments, other than derivative liability, approximate their current fair values because of their nature and respective maturity dates or durations. Derivative liability, as described in Note 1(p) below, is carried at the estimated fair value at the balance sheet date using Level 3 inputs.

(k)	Income taxes

The Group recognizes interest and penalties related to income tax matters as income tax expense. For the three and six months ended June 30, 2012 and 2011, there was no penalty or interest recognized as income tax expenses.

(l)	Commitments and contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Group records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter.

The Group’s management has evaluated all such proceedings and claims that existed as of June 30, 2012 and December 31, 2011. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Group’s financial position, liquidity or results of operations.

11

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(m)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances aboard, and rates and methods of taxation, among other things.

(n)	Pension and employee benefits

Full time employees of the Group participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. Cost for pension and employee benefits of the Group was $24,758 and $18,565 for the three months ended June 30, 2012; $47,547 and $34,574 for the six months ended June 30, 2012 and 2011, respectively.

(o)	Segment information

ASC Topic 280, “Segment reporting,” establishes standards for reporting information on operating segments in interim and annual financial statements. The Group has only one segment, all of the Group’s operations and customers are in the PRC and all income is derived from the services of dredging. Accordingly, no line of business or geographic information is presented.

12

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(p)	Derivative liability

As discussed in Note 16, the holders of the Preferred Shares have the right to receive 20% of the $5.00 purchase price on the second anniversary of issuance if not yet converted. Substantially this is the right to $1.00 per share if the Company fails to have the ordinary shares underlying the preferred both successfully registered with the SEC and listed on a suitable exchange by October 2012. The Company has determined that this contingent right of the holders of the Preferred Shares is an embedded derivative financial instrument which must, for financial reporting purposes, be separated from the host instrument (i.e., from the Preferred Shares) and treated as a separate instrument. Proceeds of the private placement conducted in the fourth quarter of 2010 (the “2010 Private Placement”) were allocated to the derivative liability in an amount equal to its estimated fair value. Prospectively, the derivative liability is adjusted to its estimated fair value at each balance sheet date with changes in its fair value recorded in the Company’s statements of income.

The Company had estimated the value of the embedded derivative based on the $10,012,987 proceeds that would be paid, discounted at an interest rate of 9% and multiplied by 18%, representing the probability, viewed from the time of the 2010 Private Placement, that the underlying ordinary shares would not be registered and listed. The Company believes the 9% interest rate, which is consistent with then-effective high-yield rates in U.S. markets, is appropriate for debt in such amount at the parent-company level that is unsecured, illiquid and structurally subordinated to creditor claims at the operating companies (the locus of substantially all of the Company’s assets). The probability of the Company not being registered and listed by October 2012 was estimated to be the same as the actual percentage of all public Form F-1 filers in 2009 and 2010 failing to achieve effectiveness of their registration statements. However, the Company’s actual probability of success could differ from that of companies who filed such registration statements during the reference period, or an actual market participant could take a different view. The Company believed that, in its case, based on circumstances in the fourth quarter 2010, if its registration statement were to become effective, all other requirements to achieve a national exchange listing would be satisfied or within its control, which would is sufficient to extinguish the embedded derivative. While listing requirements relating to market capitalization are not directly in the Company’s control, the Company believed it should have sufficient market capitalization based on its cash alone to meet requisite listing standards. Even under the lowest 1% tail scenario of the Monte Carlo valuation model the Company utilized, the Company would have positive net income which should not detract from the value of the cash in determining market capitalization.

As of December 31, 2011, the Company estimated the fair value of the derivative using a revised estimated probability of 90% as of that date of not meeting the listing requirements or, as a permitted alternative, conducting a sufficiently large public offering. The revised estimate is based on new restrictions placed by significant exchanges on the listing of “reverse merger” companies. They include a requirement that a stock trade in an alternative market for a “seasoning” period, unless a sufficiently large public offering is conducted. There are no data upon which to base and estimate on the likelihood of fulfilling the new requirements and determine the odds of a successful offering in the time frame. The Company, in consultation with its investment banking advisors, decided to use 90% as the probability of being unable to avoid the obligation to make the payments as of December 31, 2011. Also, the discount rate used was decreased to 8.5% reflecting closer maturity date of the potential obligation.

13

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(p)	Derivative liability (…/Cont’d)

As of June 30, 2012, the Company estimated the fair value of the derivative using an estimated probability of 95% as of that date of not meeting the listing requirements or, as a permitted alternative, conducting a sufficiently large public offering. The Company considered the new restrictions imposed by significant exchanges on the listing of “reverse merger” companies, the absence of data upon which to base and estimate the likelihood of fulfilling the new requirements or conducting a successful offering, and that there was less than six months before the date at which the payment would be due if the conditions are not fulfilled. The Company, in consultation with its investment banking advisors, decided to use 95% as the probability of being unable to avoid the obligation to make the payments. During the three months ended June 30, 2012, there was no publicly apparent progress in the Company’s efforts to fulfill the requirements. Therefore, the discount rate used was decreased to 8% reflecting closer maturity date of potential obligation. The June 30, 2012 present value of the full required payment multiplied by 95% resulted in a $9,201,504 estimated fair value of the derivative. Adjusting the value of the derivative to this amount resulted in a $728,720 and $921,677 charge to net income for the three and six months ended June 30, 2012, respectively.

The embedded derivative is part of the Preferred Shares and was entered into as an inducement to the 2010 Private Placement investors to purchase the Preferred Shares. It is not used for hedging purposes. The estimate of the embedded derivative’s fair value is based on “Level 3” inputs, meaning unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The embedded derivative is the only instruments held by the Company that are carried at fair value estimated using Level 3 inputs as of June 30, 2012. The changes in the carrying value of the Level 3 instruments during the three and six months ended June 30, 2012 and the year ended December 31, 2011 was as follows:

	For the Three Months	For the Six Months
	Ended	Ended	For the Year Ended
	June 30, 2012	June 30, 2012	December 31, 2011

Liability balance b/f	$8,472,784	$8,279,827	$15,618,995
Increase/(decrease) in liability fair value	728,720	921,677	(7,339,168)
Liability balance c/f	$9,201,504	$9,201,504	$8,279,827

14

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (…/Cont’d)

(q)	Shares and Additional Paid-in Capital

The Company’s shares have no par value. BVI law permits the Board of Directors to pay dividends if 1) in its judgment doing so is in the best interest of the Company and 2) if the Company would remain solvent as defined under BVI law. The Company records the net amounts received for the issuance of preferred shares, to the extent allocable to the Preferred Shares under U.S. GAAP, in the Preferred Share account so that it properly reflects the discount from shares’ liquidation preference. The Company further adds any amounts that are required under U.S. GAAP for accretion of the discount or other reasons. In the case of the preferred share issued in the 2010 Private Placement, this required $21,626,203 to be initially recorded as preferred share and the balance is at its full redemption value of $50,064,935 as of June 30, 2012 and December 31, 2011. Other capital contributions, irrespective of whether they are for the issuance of share, are recorded in the additional paid-in capital account. The balance sheet account for no par ordinary shares is kept at zero.

As of June 30, 2012 and December 31, 2011, the balance of the additional paid-in capital was $79,185,284.

(r)	Earnings per ordinary share

Earnings per ordinary share (basic and diluted) is based on the net income attributable to ordinary shareholders divided by the weighted average number of ordinary shares outstanding during each period. Ordinary share equivalents are not included in the calculation of diluted earnings per ordinary share if their effect would be anti-dilutive. As of June 30, 2012, the weighted average outstanding ordinary share equivalents outstanding totaled 10,012,987 consisting of Class A Preferred Shares, all Class A Preferred Shares were used in the calculation of diluted earnings per ordinary share.

15

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

2.	CASH

Cash is classified by geographical areas is set out as follows:

	June 30, 2012	December 31, 2011
	(Unaudited)

Hong Kong	$137,743	$454,971
The PRC	158,283,728	111,954,573
	$158,421,471	$112,409,544

Maximum exposure to credit risk	$158,421,471	$112,409,544

 Cash is denominated in the following currencies:

	June 30, 2012	December 31, 2011
	(Unaudited)

USD	$455,942	$757,836
RMB	157,957,383	111,629,193
HKD	8,146	22,515
	$158,421,471	$112,409,544

In the PRC and Hong Kong, there are currently no rules or regulations mandating obligatory insurance of bank accounts. Management believes these financial institutions are of high credit quality.

Renminbi is not a freely convertible currency and the remittance of funds out of the PRC is subject to the exchange restrictions imposed by the PRC government.

16

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE

As of June 30, 2012 and December 31, 2011, the balance of accounts receivable was $23,478,578 and $27,020,183, respectively, is set out as follows:

June 30, 2012

Name of contract	Estimated contract value	Total revenue recognized during the six months ended June 30, 2012	Amount received in 2012	Accounts receivable	Status of contract (Completion %)

1. Yingkou Steel Harbour Reclamation II 1	$8,890,859	$-	$3,271,242	$-	100%

2. Yingkou Steel Harbour Reclamation III [2]	7,594,275	5,055,504	7,590,041	-	100%

3. Yingkou Steel Harbour Reclamation IV	7,409,049	7,474,837	4,727,366	2,747,471	100%

4. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XIV [2,3]	22,417,123	5,577,187	22,078,690	-	100%

5. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XIV [2,3]	18,680,936	4,689,196	18,440,449	-	100%

6. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XIV [2,3]	22,417,123	5,665,179	22,166,682	-	100%

7. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XV [1]	4,396,036	-	2,538,594	-	100%

8. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XVI [1]	5,678,213	-	3,969,976	-	100%

9. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XVII	3,663,363	3,688,641	2,678,598	1,010,043	100%

10. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XVIII	1,831,682	1,833,412	1,173,596	659,816	100%

11. Tangshan Caofeidian Port-Harbour Dredging & Reclamation IXX [4]	3,175,759	3,280,695	1,707,179	1,573,516	100%

17

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE (…/Cont’d)

June 30, 2012

Name of contract	Estimated contract value	Total revenue recognized during the six months ended June 30, 2012	Amount received in 2012	Accounts receivable	Status of contract (Completion %)

12. Tangshan Caofeidian Port-Harbour Dredging & Reclamation IXX [4]	3,736,187	3,737,327	2,003,659	1,733,668	100%

13. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XX	5,311,877	5,314,042	2,569,065	2,744,977	100%

14. Shandong Rizhaogang Lanshan Harbour Dredging I [1]	4,047,114	-	1,393,076	-	100%

15. Shandong Rizhaogang Lanshan Harbour Dredging II [1]	5,518,792	-	2,817,997	-	100%

16. Shandong Rizhaogang Lanshan Harbour Dredging III	2,575,436	2,618,207	1,282,233	1,335,974	100%

17. Shandong Rizhaogang Lanshan Harbour Dredging IV	2,575,436	2,588,700	1,753,304	835,396	100%

18. Fujian Fuzhou Jiangyingang Dredging [5]	455,562	391,010	391,010	-	100%

19. Fujian Fuzhou Jiangyingang Dredging [5]	455,562	388,134	388,134	-	100%

20. Qinzhou Port Channel Dredging XII [1]	5,800,589	-	2,160,731	-	100%

21. Qinzhou Port Channel Dredging XIII	5,438,052	5,444,405	5,444,405	-	100%

22. Qinzhou Port Channel Dredging IX	5,256,784	5,260,847	2,297,083	2,963,764	100%

23. Panjin Vessels Industrial Base Project III [1]	11,104,075	-	5,696,139	-	100%

24. Panjin Vessels Industrial Base Project IV	10,733,939	10,846,758	5,451,794	5,394,964	100%

25. Zhuhai Gaolan Port Channel Dredging VII [2]	4,555,457	561,751	4,517,565	-	100%

18

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE (…/Cont’d)

June 30, 2012

Name of contract	Estimated contract value	Total revenue recognized during the six months ended June 30, 2012	Amount received in 2012	Accounts receivable	Status of contract (Completion %)

26. Zhuhai Gaolan Port Channel Dredging VIII	1,457,746	1,468,863	1,468,863	-	100%

27. Zhuhai Gaolan Port Channel Dredging IX	1,548,855	1,581,872	1,581,872	-	100%

28. Zhuhai Gaolan Port Channel Dredging X	1,548,855	1,569,046	1,083,610	485,436	100%

29. Fuqing Yuanhong Pier Dredging I [1]	2,379,128	-	1,201,091	-	100%

30. Fuqing Yuanhong Pier Dredging II [2]	1,830,098	655,646	1,863,934	-	100%

31. Fuqing Yuanhong Pier Dredging III	2,379,128	2,448,865	2,448,865	-	100%

32. Fuqing Yuanhong Pier Dredging IV	2,562,138	2,585,724	964,617	1,621,107	100%

33. Jiangsu Haimenshi Dongzao Harbour Dredging I	2,391,476	2,406,944	2,406,944	-	100%

34. Jiangsu Haimenshi Dongzao Harbour Dredging II	2,759,396	2,768,048	2,768,048	-	100%

35. Fujian Pingtan Jinjingwan Reclamation	688,662	690,035	317,589	372,446	100%

36. Fujian Pingtan Experimental Area Dredging II [1,6]	1,044,866	-	141,739	-	100%

37. Fujian Pingtan Experimental Area Dredging II [1,6]	1,044,866	-	157,902	-	100%

38. Jiangsu Guohua Chenjiagang Dredging II [1]	6,444,131	-	3,671,696	-	100%
	$201,798,625	$90,590,875	$148,585,378	$23,478,578

Notes:

1.	The contracts commenced and were completed in 2011 but the remaining balances were fully settled during January to March 2012.

2.	The contracts commenced in 2011 and were completed during January to March 2012.

3.	Dredgers Xinggangjun #3, #6 and #9 worked together on one project with the same customer.

4.	Dredgers Xinggangjun #3 and #6 worked together on one project with the same customer.

5, 6.	Dredgers Hengshunda #1 and Hengshunda #10 (formerly known as Liya #2) worked together on one project with the same customer.

19

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE (…/Cont’d)

December 31, 2011

Name of contract	Estimated contract value	Total revenue recognized in 2011	Amount received in 2011	Accounts receivable	Status of contract (Completion %)

1. Yantian Port Channel Dredging and Reclamation I 1	$1,958,589	$1,110,712	$1,925,812	$-	100%

2. Yantian Port Channel Dredging and Reclamation II	979,294	1,009,728	1,009,728	-	100%

3. Yantian Port Channel Dredging and Reclamation III	1,566,871	1,570,486	1,570,486	-	100%

4. Yantian Port Channel Dredging and Reclamation IV	1,566,871	1,568,568	1,568,568	-	100%

5. Yantian Port Channel Dredging and Reclamation V	3,204,963	3,210,676	3,210,676	-	100%

6. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XII [2]	3,232,881	3,234,625	3,234,625	-	100%

7. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XII [2]	3,232,881	3,245,364	3,245,364	-	100%

8. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XII [2]	2,694,067	2,839,559	2,839,559	-	100%

9. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIII [3]	1,796,045	1,814,410	1,814,410	-	100%

10. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIII [3]	1,796,045	1,807,076	1,807,076	-	100%

11. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIII [3]	1,562,559	1,573,760	1,573,760	-	100%

12. Qinzhou Port Channel Dredging IV	6,080,186	6,086,998	6,086,998	-	100%

13. Qinzhou Port Channel Dredging VII	4,291,896	4,316,942	4,316,942	-	100%

14. Qinzhou Port Channel Dredging IX	1,967,119	2,012,521	2,012,521	-	100%

15. Qinzhou Port Channel Dredging X	2,324,777	2,334,319	2,334,319	-	100%

20

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE (…/Cont’d)

December 31, 2011

Name of contract	Estimated contract value	Total revenue recognized in 2011	Amount received in 2011	Accounts receivable	Status of contract (Completion %)

16. Zhanjiang Baoman Jizhuangxing Port - Reclamation I	4,303,063	4,391,306	4,391,306	-	100%

17. Zhanjiang Baoman Jizhuangxing Port - Reclamation II	7,769,678	7,780,504	7,780,504	-	100%

18. Hainan Yangpu Port Dredging II	2,318,728	2,361,550	2,361,550	-	100%

19. Yingkou Steel Harbour Reclamation I	3,447,848	3,456,760	3,456,760	-	100%

20. Yingkou Steel Harbour Reclamation II	8,710,353	8,730,322	5,459,080	3,271,242	100%

21. Qinzhou Port Channel Dredging V	5,505,235	5,549,640	5,549,640	-	100%

22. Qinzhou Port Channel Dredging VI	1,953,470	1,990,553	1,990,553	-	100%

23. Qinzhou Port Channel Dredging VIII	5,682,823	5,825,009	5,825,009	-	100%

24. Qinzhou Port Channel Dredging XI	3,551,764	3,677,551	3,677,551	-	100%

25. Qinzhou Port Channel Dredging XII	5,682,823	5,711,424	3,550,693	2,160,731	100%

26. Tianjin South Port Industrial Zone Dredging & Reclamation IV	7,196,588	7,302,739	7,302,739	-	100%

27. Tianjin South Port Industrial Zone Dredging & Reclamation V	9,355,564	8,238,528	8,238,528	-	100%

28. Quanzhou Zhonghua New District Reclamation I	3,232,881	3,276,131	3,276,131	-	100%

29. Quanzhou Zhonghua New District Reclamation II	4,669,717	4,755,933	4,755,933	-	100%

30. Quanzhou Zhonghua New District Reclamation III	5,208,530	5,161,031	5,161,031	-	100%

31. Panjin Vessels Industrial Base Project II	10,516,014	10,534,161	10,534,161	-	100%

21

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

3.	ACCOUNTS RECEIVABLE (…/Cont’d)

December 31, 2011
Name of contract	Estimated contract value	Total revenue recognized in 2011	Amount received in 2011	Accounts receivable	Status of contract (Completion %)

32. Panjin Vessels Industrial Base Project III	10,878,635	10,879,358	5,183,219	5,696,139	100%

33. Fujian Pingtan Experimental Area Dredging I [4]	982,706	990,884	990,884	-	100%

34. Fujian Pingtan Experimental Area Dredging I [4]	982,706	987,781	987,781	-	100%

35. Fujian Pingtan Experimental Area Dredging II [5]	1,023,653	1,024,921	883,182	141,739	100%

36. Fujian Pingtan Experimental Area Dredging II [5]	1,023,653	1,025,198	867,296	157,902	100%

37. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XV	4,306,786	4,345,731	1,807,137	2,538,594	100%

38. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XVI	5,562,931	5,609,697	1,639,721	3,969,976	100%

39. Shandong Rizhaogang Lanshan Harbour Dredging I	3,964,948	4,107,506	2,714,430	1,393,076	100%

40. Shandong Rizhaogang Lanshan Harbour Dredging II	5,406,747	5,444,776	2,626,779	2,817,997	100%

41. Jiangsu Guohua Chenjiagang Dredging I	2,886,080	2,911,342	2,911,342	-	100%

42. Jiangsu Guohua Chenjiagang Dredging II	6,313,300	6,359,582	2,687,886	3,671,696	100%

43. Fuqing Yuanhong Pier Dredging I	2,330,826	2,334,508	1,133,417	1,201,091	100%
	$173,023,094	$172,500,170	$146,295,087	$27,020,183

Notes:

1.	This contract commenced in 2010 and was completed in January 2011.
2, 3.	Dredgers Xinggangjun #3, #6 and #9 worked together on one project with the same customer.
4 ,5.	Dredgers Hengshunda #1 and Hengshunda #10 (formerly known as Liya #2) worked together on one project with the same customer.

Most of the Group’s customers are state-owned enterprises of China. The Group does not provide credit terms, and customers settle the balances according to the percentage of completion of contracts and the date of settlement specified in the contracts. The Group believes all outstanding balances can be fully collected within 7 to 180 days after the completion of contracts and project completed reports issued. Therefore, no provision on allowance for doubtful accounts was provided as of June 30, 2012 and December 31, 2011.

22

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

4.	COST AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS IN PROGRESS

Cost and estimated earnings in excess of billings on contracts in progress represent amounts of revenue earned under contracts in progress but not billed at the balance sheet date. These amounts become billable according to the contract terms, which usually consider passage of time, and/or completion of the project. As of June 30, 2012 and December 31, 2011, the balance of cost and estimated earnings in excess of billings on contracts in progress was $19,595,364 and $14,008,972, respectively. Cost and estimated earnings in excess of billings on contracts in progress include the following:

June 30, 2012

Name of contract	Estimated contract value	Total revenue recognized during the six months ended June 30, 2012	Amount received in 2012	Cost and estimated earnings in excess of billings	Status of contract (Completion %)

1. Yingkou Steel Harbour Reclamation V	$5,186,334	$4,616,407	$2,089,097	$2,527,310	89%

2. Yingkou Steel Harbour Reclamation VI	15,744,229	2,581,021	-	2,566,233	16%

3. Panjin Vessels Ship Maintenance Area Reclamation I	3,704,525	1,578,978	-	1,569,931	43%

4. Shandong Rizhaogang Lanshan Harbour Dredging V	5,334,832	5,100,334	2,311,609	2,788,725	96%

5. Tangshan Caofeidian Port-Harbour Dredging & Reclamation XXI	3,175,759	1,561,849	-	1,552,900	49%

6. Guangdong Shantao Passage Maintenance I	2,184,720	895,377	-	890,247	41%

7. Fuqing Yuanhong Pier Dredging V	2,562,138	1,932,104	-	1,921,034	75%

8. Jiangsu Qidongshi Yuantuojiao Reclamation I	15,676,946	8,086,004	3,509,261	4,576,743	52%

9. Fujian Fuzhou Kemen Port Maintenance	3,455,182	1,443,304	724,467	718,837	42%

10. Fujian Meizhouwan Xiuyugang Dredging	2,026,961	707,828	224,424	483,404	35%
	$59,051,626	$28,503,206	$8,858,858	$19,595,364

23

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

4.	COST AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON CONTRACTS IN PROGRESS (…/Cont’d)

December 31, 2011

Name of contract	Estimated contract value	Total revenue recognized in 2011	Amount received in 2011	Cost and estimated earnings in excess of billings	Status of contract (Completion %)

1. Yingkou Steel Harbour Reclamation III	$7,440,093	$2,534,537	$1,462,478	$1,072,059	34%

2. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIV [1]	21,962,001	16,501,503	13,096,072	3,405,431	75%

3. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIV [1]	21,962,001	16,501,503	13,096,072	3,405,431	75%

4. Tangshan Caofeidian Port-Harbour Dredging and Reclamation XIV [1]	18,301,667	13,751,253	10,913,394	2,837,859	75%

5. Zhuhai Gaolan Port Dredging VII	4,462,970	3,955,814	1,905,398	2,050,416	89%

6. Fuqing Yuanhong Pier Dredging II	1,792,943	1,208,288	-	1,237,776	67%
	$75,921,675	$54,452,898	$40,473,414	$14,008,972

Note:

1.	Dredgers Xinggangjun #3, #6 and #9 worked together on one project with the same customer.

5.	INVENTORIES

The Group provides dredging services for its customers in the PRC. Inventories consist of consumable parts which are used for dredging projects. As of June 30, 2012 and December 31, 2011, the balance of inventories was $3,374,289 and $2,048,158, respectively.

24

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

6.	OTHER RECEIVABLES

Other receivables as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)

Social insurance prepaid for staff	$3,499	$3,242
Others	122	122
	$3,621	$3,364

Other receivables include social insurance prepaid for staff's portion by the Group, this amount will be directly deducted from staff's salaries and it is interest free.

7.	PREPAID DREDGER DEPOSITS AND CAPITAL COMMITMENTS

(a)	Prepaid dredger deposits

Prepaid dredger deposits as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)

Non-related party	$22,823,862	$23,038,180

Prepaid dredger deposits at June 30, 2012 represent deposits of two new dredgers before delivery. The Group paid deposits for the acquisition of two dredgers which will be used for the expansion of dredging operations. The total expected cost of the two dredgers was approximately $31.5 million and $40.9 million, respectively. Both dredgers will be delivered on or before December 31, 2012 (see below Note 7(b)).

(b)	Capital commitments

The Group had the following capital commitments as of June 30, 2012:

Contracted, but not provided for:-
Acquisition of dredgers, net of deposit paid	$49,582,873

The future payments required under the purchase contracts as of June 30, 2012 are as follows:

For the years ended December 31,
2012	$16,016,055
2013	33,566,818
$49,582,873

25

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

8.	SECURITY DEPOSITS

The Group’s security deposits represent amounts on deposit with the owners of dredgers leased by the Company’s VIE, Fujian Service. Such amounts will be returned to Fujian Service when the corresponding leases end. Security deposits were $48,418,070 and $48,872,718 as of June 30, 2012 and December 31, 2011, respectively.

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)

Dredgers	$71,251,960	$71,921,019
Machinery	40,438	40,817
Office equipment	7,796	7,870
	71,300,194	71,969,706
Less: Accumulated depreciation	(24,522,638)	(20,838,655)
	$46,777,556	$51,131,051

Total depreciation expenses of the Group for the three months ended June 30, 2012 and 2011 were $1,837,050 and $1,781,738, respectively, of which $1,836,678 and $1,781,374, respectively, were included in cost of revenue.

Total depreciation expenses of the Group for the six months ended June 30, 2012 and 2011 were $3,683,983 and $3,509,896, respectively, of which $3,683,238 and $3,509,175, respectively, were included in cost of revenue.

As of June 30, 2012, the Group owned four dredgers. As of June 30, 2012 and December 31, 2011, the total net book value of the dredgers was $46,751,878 and $51,100,311, respectively.

26

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

10.	ADVANCE FROM RELATED COMPANIES

Advance from related companies as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)
Name of related company
Fujian Gangjun Construction Co., Ltd	$944	$953
Fujian Yihai Investment Co., Ltd	12,592	12,711
	$13,536	$13,664

The legal representative, Kongliang Chen, of Fujian Gangjun Construction Co., Ltd is also a key member of the management of Fujian Service. The balance is unsecured, non-interest-bearing and has no repayment term.

One of the legal representatives, Lifei Zeng, of Fujian Yihai Investment Co., Ltd, is a relative of Qing Lin who is one of owners of Wonder Dredging. The balance is unsecured, non-interest-bearing and has no repayment term.

11.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)

Accrued salaries and wages	$126,304	$127,140
Accrued staff benefits	227,736	209,373
Other tax payables	872,744	1,692,618
Accrued outsourced dredger services and labor	1,534,314	1,548,722
Other payables	309,289	467,374
	$3,070,387	$4,045,227

Other tax payables represent payables other than income tax which consist of business tax, individual salary tax, stamp duty, embankment tax and other small local taxes. Business tax was 3% - 5% of revenue recognized, as of June 30, 2012 and December 31, 2011, and other tax payables included $850,853 and $1,674,116 of business tax payable, respectively.

27

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

12.	INCOME TAXES

The Company is incorporated in the BVI, the laws of which do not require the Company to pay any income taxes or other taxes based on revenue, business activity or assets. The Company has subsidiaries domiciled and operating in other countries and those entities file separate tax returns in the respective jurisdictions in which they are domiciled or operate.

The Company’s subsidiary China Dredging (HK) Company Limited (“China Dredging HK”) is domiciled in Hong Kong and would be subject to statutory profit tax in that jurisdiction of 16.5%. Two of the Company’s subsidiaries, Fujian WangGang and Fujian Service, and Wonder Dredging operate in the PRC, where they are subject to a 25% statutory profit tax. All of the Group’s main income is generated in the PRC.

A reconciliation of the expected income tax expense to the actual income tax expense for the three and six months ended June 30, 2012 and 2011 was as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Income before tax	$29,257,857	$30,872,812	$58,256,571	$64,361,337

Expected PRC income tax expense at statutory tax rate of 25%	$7,314,464	$7,718,203	$14,564,143	$16,090,334
Add: Non tax deductible expenses	213,493	1,391,367	294,012	1,435,447
Less: Non-taxable income	(650)	(1,533,820)	(1,021)	(3,108,452)
Effect of exchange rate	6,633	9,710	6,702	9,042
Actual income tax expense	$7,533,940	$7,585,460	$14,863,836	$14,426,371

The PRC tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Group to substantial PRC taxes in future.

No deferred tax liability has been provided as the amount involved is estimated to be immaterial. Fujian Service has analyzed the tax positions taken or expected to be taken in its tax filings and has concluded it has no material liability related to uncertain tax positions.

For the three and six months ended June 30, 2012 and 2011, there was no unrecognized tax benefit. Management does not anticipate any potential future adjustments in the next twelve months which would result in a material change to its financial tax position. As of June 30, 2012 and December 31, 2011, the Group did not accrue any interest and penalties.

28

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

13.	RELATED PARTY TRANSACTIONS

Operating lease commitments

The Company’s VIE, Fujian Service, entered into an office rental agreement in 2008 with Ping Lin, a relative of one of the former owners, Qing Lin, which will expire on December 31, 2015. Fujian WangGang and Wonder Dredging also entered into office rental agreements in 2010 with Ping Lin. The office rental agreements between Fujian WangGang and Ping Lin, and Wonder Dredging and Ping Lin will expire on June 9, 2013 and April 30, 2013, respectively. Fujian Service entered into four crew hire agreements with Fujian Haiyi International Shipping Agency Co., Ltd which is ultimately majority-owned and controlled by Sunqiang Zhou, brother-in-law of Xinrong Zhuo. One of the agreements will expire in 2012 and the others will expire in 2014. Office rental and hire charge of crew paid for the three and six months ended June 30, 2012 and 2011 was as follows:

		For the Three Months Ended		For the Six Months Ended
		June 30,		June 30,
		2012	2011	2012	2011
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Type	Name of related party
Office rental	Ping Lin	$13,583	$5,976	$26,055	$18,048
Hire charge of crew	Fujian Haiyi International Shipping Agency Co., Ltd	273,826	109,666	549,125	214,856
		$287,409	$115,642	$575,180	$232,904

Hire charge of crew and office rental are included as part of the cost of revenue and general and administrative expenses, respectively.

Operating lease commitments for both related parties commitments and non-related parties commitments is summarized in Note 15.

14.	CERTAIN RISKS AND CONCENTRATIONS

(a)	Credit risk

As of June 30, 2012, a substantial portion part of the Group’s cash included bank deposits in accounts maintained within the PRC where there is currently no rule or regulation in place for obligatory insurance to cover bank deposits in the event of bank failure. However, the Group has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

29

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

14.	CERTAIN RISKS AND CONCENTRATIONS (…/Cont’d)

(b)	Major customers

Customers accounting for 10% or more of the Group’s revenues were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Customer A *	14.4%	37.9%	20.6%	39.0%
Customer B *	17.4%	-	18.4%	-
Customer C *	23.0%	13.5%	17.9%	13.4%
Customer D	-	12.6%	-	14.3%
Customer E	10.3%	10.0%	-	10.4%
Customer G	12.6%	-	11.1%	-
Customer H *	-	11.4%	-	-
	77.7%	85.4%	68.0%	77.1%

Note:

*Indicates customers under control of a common parent company.

(c)	Major suppliers

Suppliers accounting for 10% or more of the Group’s total purchases were as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Supplier A	10.5%	-	17.7%	18.5%
Supplier B	18.0%	-	16.2%	-
Supplier C	16.1%	47.1%	14.5%	35.4%
Supplier D	-	-	10.3%	11.8%
Supplier E	-	18.5%	-	14.9%
Supplier F	11.4%	-	10.2%	-
Supplier G	16.4%	-	10.6%	-
Supplier H	-	10.8%	-	-
	72.4%	76.4%	79.5%	80.6%

30

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

14.	CERTAIN RISKS AND CONCENTRATIONS (…/Cont’d)

(c)	Major suppliers

The Group is dependent on third-party consumable parts manufacturers for all of its supply of dredging consumable parts. For the three months ended June 30, 2012 and 2011, products purchased from the Group's three largest suppliers accounted for 50.5% and 76.4% of product purchases, respectively. For the six months ended June 30, 2012 and 2011, products purchased from the Group's three largest suppliers accounted for 48.4% and 68.8% of product purchases, respectively. The Group is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Group. The Group believes that its relationships with its suppliers are satisfactory, and the Group has never experienced inadequate supply from suppliers.

15.	OPERATING LEASE COMMITMENTS

The total future minimum lease payments under non-cancellable operating leases with respect to dredgers, crew, consumable parts and office as of June 30, 2012 were payable as follows:

	Hire charge	Hire charge	Consumable
	of dredgers	of crew	parts supply	Office rental	Total
For the years ended December 31,
2012	$5,227,452	$1,770,595	$13,796,633	$-	$20,794,680
2013	7,363,386	2,516,427	18,765,850	12,400	28,658,063
2014	2,111,863	910,048	3,908,914	12,400	6,943,225
2015	747,678	566,661	-	12,400	1,326,739
	$15,450,379	$5,763,731	$36,471,397	$37,200	$57,722,707

Rental expenses under non-cancellable operating leases arrangements for the three months ended June 30, 2012 and 2011 was $5,931,600 and $4,835,269, respectively. $287,409 and $115,642 was paid to the related parties for the three months ended June 30, 2012 and 2011, respectively (see Note 13).

Rental expenses under non-cancellable operating leases arrangements for the six months ended June 30, 2012 and 2011 was $11,893,927 and $8,757,542, respectively. $575,180 and $232,904 was paid to the related parties for the six months ended June 30, 2012 and 2011, respectively (see Note 13).

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CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

15.	OPERATING LEASE COMMITMENTS (…/Cont’d)

The operating lease commitments below include both the related parties commitments and non-related parties commitments. The total future lease payments as of June 30, 2012 is summarized as follows:

	Hire charge	Hire charge	Consumable
	of dredgers	of crew	parts supply	Office rental	Total

Related parties commitments	$-	$851,148	$-	$37,200	$888,348
Non-related parties commitments	15,450,379	4,912,583	36,471,397	-	56,834,359
	$15,450,379	$5,763,731	$36,471,397	$37,200	$57,722,707

16.	CLASS A PREFERRED SHARES

Each Class A Preferred Share is automatically convertible into one of the Company’s ordinary shares, which the Company calls the Conversion Ratio, upon occurrence of both of the following: (a) the registration of the underlying ordinary shares is declared effective by the SEC or other applicable regulatory authority designed by the holders of a majority of the Preferred Shares pursuant to the terms of the registration rights agreement with such holders, or the underlying ordinary shares become freely tradable in the United States or pursuant to any available exemption; and (b) the commencement of the trading of the Company’s ordinary shares on a national U.S. stock exchange or such other recognized international exchange as the holders of a majority of Preferred Shares may approve. The Conversion Ratio is subject to proportional adjustment for share splits, divisions, share dividends, recapitalization and similar transactions. Each preferred share is also convertible into one of the Company’s ordinary shares at the opinion of the holder at any time prior to automatic conversion.

Holders of the Preferred Shares have no right to vote on any matters that requires shareholder approval; provided, however, the Company may not issue any shares that have a liquidation preference that is senior to that of the Preferred Shares without their consent. Class A Preferred Shares are entitled to a dividend equal to any that are declared on ordinary shares. The Class A Preferred Shares have a liquidation preference of $5.00 per share.

If an Automatic Conversion does not occur by the second anniversary of the closing of the October 2010 Private Placement, holders of the Preferred Shares shall have the right to receive a payment equal to 20% of $5.00 per Class A Preferred Share. If such payment is due and remains unpaid at the time of an Automatic Conversion, the holders may, at the sole discretion of the Company, choose to receive this payment in ordinary shares, in lieu of cash, at a purchase price of $5.00 per share. The holders also have the right, between the second and third anniversary of the closing, if the shares have not been converted, to demand the redemption of their share for $5.00 per share.

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CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

17.	SHAREHOLDERS' EQUITY

(a)	Contributed capital

In connection with the purchase of the 50% interest of Fujian Service by Fujian WangGang, the shareholders of Wonder Dredging (being the same shareholders of Fujian Service at the time) were entitled, pursuant to the purchase agreement, to declare and be paid all of the retained earnings of Fujian Service from its inception through March 31, 2010, as a dividend, which amounted to $51,087,387. As described in the annual financial statements, the shareholders, pursuant to an agreement, held their interests as the representatives of a family including the Company’s Chief Executive Officer, Mr. Xinrong Zhuo. Such shareholders also committed to contribute all such dividends back into the Company as a capital contribution along with an allocation to its statutory reserves. Such contribution of dividends has been recorded first as a payment of a $10,982,735 subscription receivable and the $40,104,652 balance as additional paid-in capital.

Wonder Dredging was incorporated on May 10, 2010 with capital of $878,876 (RMB6 million) having been paid by the Wonder Dredging shareholders. Upon Wonder Dredging becoming a consolidated subsidiary of the Group on June 29, 2010, this amount was recorded as a capital contribution in the consolidated financial statements. In connection with the acquisition of the Company’s 50% ownership of Fujian Service, Fujian WangGang has met all of its related investment commitments to Fujian Service, having invested approximately $1.5 million in August 2010, approximately $17.1 million in November 2010 and approximately $5.0 million in January 2011.

The Company’s shares have no par value. The BVI permits the Board of Directors to pay dividends if 1) in its judgment doing so is in the best interest of the Company and 2) if the Company would remain solvent as defined under BVI law. The Company records the net amounts received for the issuance of preferred share, to the extent allocable to the Preferred Shares under U.S. GAAP, in the Preferred Shares account. Other capital contributions, irrespective of whether they are for the issuance of shares, are recorded in the additional paid-in account. The balance sheet account for no par ordinary shares is kept at zero.

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CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

17.	SHAREHOLDERS' EQUITY (…/Cont’d)

(b)	Retained earnings and statutory reserves

Retained earnings and statutory reserves as of June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
	(Unaudited)

Retained earnings	$141,951,831	$98,559,096

Statutory reserves	$15,386,316	$15,386,316

Fujian Service, Fujian WangGang and Wonder Dredging, which are located and operate in the PRC, are required to transfer 10% of their net profits after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Group is based on profit arrived at under PRC accounting standards for business enterprises for each year. The statutory reserves of the Group represent the statutory reserves of Fujian Service, Fujian WangGang and Wonder Dredging as required under the PRC law.

The profit arrived at must be set off against any accumulated losses sustained by the Group in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the shareholders' equity. This statutory reserve is not distributable in the form of cash dividends.

As of December 31, 2011, the statutory reserves of Fujian Service and Wonder Dredging have fulfilled the requirement of PRC accounting rules and regulations. Fujian WangGang had sustained losses since its establishment, therefore no appropriation of net profits to the statutory reserves was required.

18.	CONDENSED PARENT COMPANY FINANCIAL INFORMATION

For the purpose of preparing these supplemental condensed parent company (unconsolidated) financial statements, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC Topic 323, “Investments - Equity Method and Joint Ventures”. Such investment and long-term loans to subsidiaries are presented on the balance sheet as “Investments in subsidiaries” and the income of the subsidiaries is presented as “Equity in income of subsidiaries” on the statements of income.

These supplemental condensed parent company (unconsolidated) financial statements should be read in conjunction with the notes to the Company’s Consolidated Financial Statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of June 30, 2012, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except as separately disclosed in the Company’s Consolidated Financial Statements, if any.

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CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

18.	CONDENSED PARENT COMPANY FINANCIAL INFORMATION (…/Cont'd)

CONDENSED BALANCE SHEETS

	As of June 30,	As of December 31,
	2012	2011
	(Unaudited)
Assets
Cash	$136,665	$437,324
Other receivables	122	122
Investments in subsidiaries	308,820,823	267,289,072
Total assets	$308,957,610	$267,726,518

Liabilities and equity
Current liabilities
Accrued liabilities and other payables	$279,025	$434,713
Derivative liability	9,201,504	8,279,827
Total current liabilities	9,480,529	8,714,540
Total liabilities	9,480,529	8,714,540

Class A Preferred Shares, no par value; 25,000,000 shares authorized; 10,012,987 shares issued and outstanding (liquidation preference $50,064,935, less $0 discount) as of June 30, 2012 and December 31, 2011	$50,064,935	$50,064,935

Shareholders' equity
Total shareholders' equity	249,412,146	208,947,043

Total liabilities and equity	$308,957,610	$267,726,518

CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

General and administrative expenses	$(70,044)	$(110,568)	$(157,272)	$(191,682)
Other (expense)/income	(727,534)	673,549	(920,445)	6,949,224
Equity in income of subsidiaries	22,521,495	22,724,371	44,470,452	43,177,424
Net income	$21,723,917	$23,287,352	$43,392,735	$49,934,966

35

CHINA DREDGING GROUP CO., LTD AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(IN US DOLLARS)

18.	CONDENSED PARENT COMPANY FINANCIAL INFORMATION (…/Cont'd)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)

Net cash (used in)/provided by operating activities	$(311,727)	$497,315
Net cash used in investing activities	-	(20,140,000)
Net cash provided by/(used in) financing activities	13,000	(983,702)
Effect of exchange rate changes on cash	(1,932)	(94,381)
Cash at the beginning of the year	437,324	21,509,633
Cash at the end of the period	$136,665	$788,865

19.	SUBSEQUENT EVENTS

(a)	Cancellation of lease agreements of Fuyuan #5 and Fuyuan #7

On July 4, 2012 and July 6, 2012, the Company’s VIE Fujian Service and Zhejiang Fuyuan Dredging Engineering Co., Ltd mutually agreed to terminate two lease agreements, together with the related crew hire agreements.

The associated future commitments aggregated to $0.9 million as of June 30, 2012 and have been excluded from the operating lease commitment table in Note 15.

(b)	Cancellation of lease agreements of Minningdejun #0099

On July 20, 2012, the Company’s VIE Fujian Service and Binhua Yan and Fujian Haiyi International Shipping Agency Co., Ltd mutually agreed to terminate the lease agreement and crew hire agreements, respectively.

The associated future commitments aggregated to $3.6 million as of June 30, 2012 and have been excluded from the operating lease commitment table in Note 15.

(c)	Incorporation of a new PRC operating entity and a new Wholly Foreign Owned Enterprise

The Company is in the process of setting up a new PRC operating entity and a new Wholly Foreign Owned Enterprise located in Pingtan, Fujian.

36